Exhibit 8.1

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 100 North Tryon Street / 42nd Floor / charlotte, NC 28202-4007 Tel: 704.417.3000 Fax: 704.377.4814 www.nelsonmullins.com

May 18, 2016

State Bank Financial Corporation
3399 Peachtree Road, NE, Suite 1900
Atlanta, GA 30326

Re:                             State Bank Financial Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to State Bank Financial Corporation, a Georgia corporation (“STBZ”), in connection with the merger, as described in the Agreement and Plan of Merger, dated as of April 5, 2016, as such agreement may be modified from time to time, (the “Merger Agreement”), by and among STBZ and NBG Bancorp, Inc., a Georgia corporation (“NBG”).  Pursuant to the Merger Agreement, NBG will merge with and into STBZ with STBZ as the surviving corporation (the “Merger”).  The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.”  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.  This opinion is being delivered in connection with the registration statement on Form S-4 (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, filed by STBZ with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in relation to the Merger.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of STBZ and NBG delivered to us in connection with this opinion (the “Representation Letters”).  In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

With offices in the District of Columbia, Florida, Georgia, Massachusetts, North Carolina, South Carolina, Tennessee and West Virginia

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by STBZ and NBG in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of STBZ and NBG or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, (v) the Merger will be reported by STBZ and NBG on their respective federal income tax returns in a manner consistent with the opinion set forth herein and (vi) the Merger will not be an all cash transaction.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, Internal Revenue Service pronouncements and judicial decisions, all as in effect on the date hereof.  These authorities are subject to change and any such change may be applied retroactively, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.  An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion (i) that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) that the discussion set forth in the Registration Statement under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” to the extent that such discussion relates to matters of United States federal income tax law, is accurate in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion has been prepared for STBZ in connection with the Registration Statement.  The use of this opinion is limited to STBZ and its stockholders.  It may not be relied upon in any manner or for any purpose by any other person or entity without our prior written consent.  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP